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                                                                     Exhibit 4.8


                             SECOND AMENDMENT TO THE
                  WEBCRAFT EMPLOYEES ACCUMULATED SAVINGS TRUST

            WHEREAS, Webcraft, Inc. (the "Corporation") has adopted and maintains a defined contribution plan for the benefit of certain of its employees entitled the "Employees Accumulated Savings Trust" (the "Plan");

            WHEREAS, the Corporation desires to amend the Plan to provide service credit to certain employees who were previously employed with Impco Enterprises, Inc. ("IMPCO");

            NOW, THEREFORE, BE IT RESOLVED, that pursuant to the power of amendment contained in Section 7.1 of the Plan, the Plan is hereby amended, effective January 1, 1998, as follows:

      1. Notwithstanding Section 1.29 of the Plan to the contrary, in the case of any person who becomes an Employee as a result of the Corporation's acquisition of assets from IMPCO, services performed for IMPCO shall be considered services performed for the Corporation in determining Hours of Service credited to such Employee under the Plan.

      2. Section 9.6 is hereby deleted in its entirety.

            IN WITNESS WHEREOF, the Webcraft Retirement Committee has hereunto set its hand and has caused these presents to be executed as of the 4th day of June, 1998.

                                       WEBCRAFT RETIREMENT COMMITTEE


                                       By: /s/ James R. Braun
                                           -------------------------
                                           Secretary